Exhibit 10.8

Synlogic, Inc.

200 Sidney Street, Suite 320

Cambridge, MA 02139

May 8, 2017

Aoife Brennan

Re: First Amendment to Offer Letter

Dear Aoife:

This letter confirms our earlier discussions and memorializes the decision approved by the Board of Directors of Synlogic, Inc. (the “Company”) to amend certain provisions of your employment offer letter, effective as of June 22, 2016, and amended as of November 7, 2016, by and between you and the Company (the “Letter Agreement”). The following amendment to the Letter Agreement will be effective as of May 16, 2017.

Section 4(c) of the Employment Agreement is modified by deleting the first sentence of Section 4(c) in its entirety and replacing it with the following: “You will have the opportunity to earn a bonus of up to thirty percent (30%) of your annual base salary per year, based on the achievement of or progress toward individual departmental and/or corporate objectives and goals, as reasonably determined by the Board of Directors (the “Board”), provided that to be eligible for any such bonus, you must be employed by the Company in good standing at the time such bonus is awarded.”

All other terms and conditions of the Employment Agreement remain in effect.

Thank you for your assistance in this matter. Please sign this letter as acceptance of the terms of amendment to your Employment Agreement.

Sincerely,

SYNLOGIC, INC.

/s/ Jose-Carlos Gutiérrez-Ramos
Jose-Carlos Gutiérrez-Ramos
Chief Executive Officer

Accepted and Agreed by:

/s/ Aoife Brennan
Aoife Brennan

June 19, 2017
Date